UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2002

Commission File Number	Registrant; State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.

1-14768	NSTAR	04-3466300
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

1-2301	BOSTON EDISON COMPANY	04-1278810
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

NSTAR

Item 5.  Other Events

     NSTAR, through its electric operating subsidiaries (Boston Edison Company, Commonwealth Electric Company, and Cambridge Electric Light Company, all operating as NSTAR Electric) collectively own 14% of Connecticut Yankee Atomic Power Company (CYAPC), 14% of Yankee Atomic Electric Company (YAEC) and 4% of Maine Yankee Atomic Power Company (MYAPC, and together with CYAPC and YAEC, the Yankee Companies).   As part of an ongoing review process, management of the Yankee Companies prepared revised estimates of the cost of decommissioning, respectively, the Connecticut Yankee nuclear unit (CY), the Yankee Rowe nuclear unit (Yankee Rowe) and the Maine Yankee nuclear unit (MY). CY, Yankee Rowe and MY have been permanently shut down and are currently conducting decommissioning activities. The estimated costs of decommissioning CY, Yankee Rowe and MY have increased by approximately $150 million, $190 million and $40 million, respectively, over prior estimates.   Prior estimated costs were included in Yankee Companies’ rates, which have been approved by the Federal Energy Regulatory Commission (FERC).  The new cost estimates will be revised from time to time based on information available to the Yankee Companies regarding future costs.

     The new estimates are attributable mainly to increases in the projected costs of spent fuel storage, security and liability and property insurance.   NSTAR Electric’s share of the increased costs would be approximately $50 million, of which $32 million relates to Boston Edison Company.

     NSTAR expects the Yankee Companies to seek recovery of these increases in rate applications to be filed in due course with the FERC, with any resulting adjustments being charged to their respective sponsors, including NSTAR Electric. The timing, amount and outcome of these filings cannot be predicted at this time. NSTAR Electric would expect in turn to recover its share of any allowed increases from customers through its transition charge filings with the Massachusetts Department of Telecommunications and Energy.

NSTAR

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NSTAR
(Registrant)
Date: November 27, 2002	By:	/s/ R. J. WEAFER, JR
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer